EXHIBIT 4.8

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

                         RADA ELECTRONIC INDUSTRIES LTD.

                         SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: December 10, 2007                      Principal: U.S. $3,000,000

     FOR VALUE RECEIVED, RADA Electronic Industries Ltd., a corporation organized under the laws of the State of Israel (the "COMPANY"), hereby promises to pay to the order of Howard P. L. Yeung or registered assigns ("HOLDER") the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "PRINCIPAL") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("INTEREST") on any outstanding Principal at a rate per annum equal to the Interest Rate, from the date set out above as the Issuance Date (the "ISSUANCE DATE") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms are defined in Section 26 hereof.

     (1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Penalty Interest (as defined below), if any. The "MATURITY DATE" shall be October 14, 2010, as may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined below) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default.

     (2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "INTEREST DATE") with the first Interest Date being January 1, 2008. Interest shall be payable on each Interest Date in cash. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to the Penalty Interest. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Penalty Interest as calculated during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

     (3) CONVERSION OF THE NOTE. This Note shall be convertible into Ordinary Shares of the Company, NIS 0.15 nominal value per share (the "ORDINARY SHARES"), on the terms and conditions set forth in this Section 3.

          (a) CONVERSION RIGHT. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Ordinary Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of an Ordinary Share upon any conversion. If the issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount.

          (b) CONVERSION RATE. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "CONVERSION RATE").

               (i) "CONVERSION AMOUNT" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Penalty Interest with respect to such Principal (if applicable).

               (ii) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, U.S. $2.09.

          (c) MECHANICS OF CONVERSION.

               (i) OPTIONAL CONVERSION. To convert any Conversion Amount into Ordinary Shares on any date (a "CONVERSION DATE"), the Holder shall
          (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as EXHIBIT I (the "CONVERSION NOTICE") to the Company and (B) if required by
          Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date. On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the "TRANSFER AGENT"). On or before the second Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall (X) provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and the Ordinary Shares do not require any legends, credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through DTC's Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the share register of the Company in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date.

               (ii) COMPANY'S FAILURE TO TIMELY CONVERT. If the Company shall fail to register in the Company's share registry and issue a certificate to the Holder or credit the Holder's balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a "CONVERSION FAILURE"), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of Ordinary Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Ordinary Shares on the Share Delivery Date, and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such Conversion Notice pursuant to this Section 3(c)(ii) or otherwise.

               (iii) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Penalty Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

               (iv) DISPUTES. In the event of a dispute as to the number of Ordinary Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Ordinary Shares not in dispute and resolve such dispute in accordance with Section 21.

     (4) RIGHTS UPON EVENT OF DEFAULT.

          (a) EVENT OF DEFAULT. Each of the events detailed in EXHIBIT II, attached to this Note and incorporated herein, shall constitute an "EVENT OF DEFAULT".

          (b) REDEMPTION RIGHT. Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an "EVENT OF DEFAULT NOTICE") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "EVENT OF DEFAULT REDEMPTION NOTICE") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Ordinary Shares on the date immediately preceding such Event of Default (the "EVENT OF DEFAULT REDEMPTION PRICE"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

     (5) RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction, unless (i) the Person formed by or surviving any such Fundamental Transaction (if other than the Company) or the Person to which such Fundamental Transaction shall have been made assumes all the obligations of the Company under this Note and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including an agreement to deliver to the Holder in exchange for this Note, a security of the Person formed by or surviving any such Fundamental Transaction (if other than the Company) or the Person to which such Fundamental Transaction shall have been made evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rate of this Note and having similar security as this Note, and satisfactory to the Holder, and (ii) the company of the Person formed by or surviving any such Fundamental Transaction or to which such Fundamental Transaction shall have been made is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon any Fundamental Transaction, the successor company to such Fundamental Transaction shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to such "Company" shall refer instead to the successor company or, if so elected by the Holder, by the company or entity that, directly or indirectly, controls such successor company), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from its obligations under the Transaction Documents except in the case of a Fundamental Transaction that meets the requirements of this Section. The provision of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

     (6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

          (a) PURCHASE RIGHTS. If at any time, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, or other securities pro rata to the record holders of any class of Ordinary Shares (the "PURCHASE RIGHTS"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the Ordinary Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

          (b) OTHER CORPORATE EVENTS. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a "CORPORATE EVENT"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such Ordinary Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Ordinary Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder.

     (7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

          (a) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ORDINARY SHARES. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "DILUTIVE ISSUANCE"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and
     (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of Ordinary Shares Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of Ordinary Shares Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

               (i) ISSUANCE OF OPTIONS. If the Company in any manner grants or sells any Options and the lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Share upon conversion or exchange or exercise of such Convertible Securities.

               (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Ordinary Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the "price per share for which one Ordinary Shares is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (iii) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Ordinary Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

               (iv) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

               (v) RECORD DATE. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (vi) LIMITATION. Notwithstanding the above, no adjustment pursuant to Sections 7(a) or 7(c) shall cause the Conversion Price to be less than $1.90, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.

          (b) ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF ORDINARY SHARES. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

          (c) OTHER EVENTS. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 6.

     (8) INTENTIONALLY DELETED.

     (9) SECURITY. This Note is secured to the extent and in the manner set forth in the Debenture attached hereto as EXHIBIT III and incorporated herein by this reference.

     (10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association, Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

     (11) RESERVATION OF AUTHORIZED SHARES.

          (a) RESERVATION. So long as this Note is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversion of this Note sufficient number of Ordinary Shares as shall from time to time be necessary to effect the conversion of the Note.

          (b) INSUFFICIENT AUTHORIZED SHARES. If at any time while this Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy its obligation to reserve Ordinary Shares for issuance upon conversion of this Note, then the Company shall immediately take all action necessary to increase the Company's authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the required amount for the conversion of this Note.

     (12) HOLDER'S REDEMPTIONS. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Event of Default Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Event of Default Redemption Price has not been paid. Upon the Company's receipt of such notice, (x) the Event of Default Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Event of Default Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Event of Default Redemption Notice is delivered to the Company and ending on and including the date on which the Event of Default Redemption Notice is voided. The Holder's delivery of a notice voiding an Event of Default Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Penalty Interest which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

     (13) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Holder.

     (14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to applicable laws of the State of Israel, and as expressly provided in this Note.

     (15) RANK; ADDITIONAL INDEBTEDNESS; LIENS.

          (a) RANK. All payments due under this Note shall be senior obligations, second only to the payment obligations under the Company's credit agreements as in effect on the Issuance Date with Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M. (the "CURRENT DEBT FACILITIES").

          (b) INCURRENCE OF INDEBTEDNESS. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries or to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and (ii) Permitted Indebtedness. "PERMITTED INDEBTEDNESS" means (i) Indebtedness under the Current Debt Facilities, and (ii) Indebtedness of the Company represented by guarantees or letters of credit for the account of the Company in order to provide security for payment obligations entered into in connection with signed purchase orders received by the Company for its products or services.

          (c) EXISTENCE OF LIENS. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "LIENS") other than Permitted Liens and Liens securing the Company's obligations under this Note. For purposes of this Note: (1) "PERMITTED LIENS" means (i) the Liens securing the Current Debt Facilities as in effect on the Issuance Date, any Permitted Indebtedness or any Permitted Refinancing Indebtedness; (ii) Liens for taxes, assessments or similar charges and assessments not yet delinquent; (iii) liens of mechanics, materialmen, warehousemen, carriers or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (2) "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness issued in exchange for, or used to extend, refinance, renew, or replace the Current Debt Facilities; provided that: (A) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount as of the Issuance Date of the Current Debt Facilities (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith); and (B) such Permitted Refinancing Indebtedness is extended, refinanced, renewed or replaced on terms no more favorable than those contained in the documentation governing the Current Debt Facilities as in effect on the Issuance Date.

          (d) RESTRICTED PAYMENTS. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Permitted Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default would occur or has occurred and is continuing.

     (16) TRANSFER.

          (a) This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 16(b) hereof.

          (b) The Holder understands that, except as provided in the Registration Rights Agreement: (i) the Ordinary Shares purchasable hereunder have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a generally acceptable form, to the effect that such Ordinary Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or
     (C) such Holder provides the Company with reasonable assurance that such Ordinary Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "RULE 144"); (ii) any sale of the Ordinary Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Ordinary Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Ordinary Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

     (17) REISSUANCE OF THIS NOTE.

          (a) TRANSFER. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of
     Section 3(c)(ii) and this Section 17(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

          (b) LOST, STOLEN OR MUTILATED NOTE. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

          (c) NOTE EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $1,000,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

          (d) ISSUANCE OF NEW NOTES. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Penalty Interest (if any) on the Principal and, from the Issuance Date.

     (18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

     (20) HEADINGS. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

     (21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     (22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Event of Default Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Event of Default Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Event of Default Redemption Price to the Company's independent, outside accountant. The Company, at the Company's expense, shall make best commercial efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

     (23) NOTICES; PAYMENTS.

          (a) NOTICES. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail and certifying the calculation of such adjustment, and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any pro rata subscription offer to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

          (b) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) four Business Days after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

              If to the Holder:

              Howard P.L. Yeung
              2202 Kodak House II
              39 Health Street East
              Hong Kong SAR
              Telephone: +852 2579 1800
              Facsimile: +852 2579 1515
              Attention: Mr. Howard P.L. Yeung

              Copy to:

              Tanner De Witt Solicitors
              1806-08, Tower Two, Lippo Centre
              89 Queensway, Hong Kong
              Telephone: +852-2573-5000
              Facsimile: +852-2802-3553
              Attn: Richard Tanner, Esq.

              and

              MBV Law LLP
              855 Front Street
              San Francisco, CA 94111
              Telephone: 415-781-4400
              Facsimile: 415-989-5143
              Attn: Laurie A. Sanders, Esq.

              If to the Company:

              RADA Electronic Industries Ltd.
              7 Giborei Israel Street
              Netanya 42504
              Israel
              Telephone: + 972-9-892-1129
              Facsimile: + 972-9-885-5885
              Attention: Elan Sigal, Chief Financial Officer

              Copy to:

              Carter Ledyard & Milburn LLP
              2 Wall Street
              New York, New York 10005
              Telephone: (212) 732-3200
              Facsimile: (212) 732-3232
              Attention: Steven J. Glusband, Esq.

              and

              S. Friedman & Co, Advocates and Notaries
              Europe - Israel Tower
              2 Weitzman Street
              Tel Aviv, Israel
              Telephone: +972-3-693-1931
              Facsimile: +972-3-693-1930
              Attention: Sarit Molcho, Adv.

              If to the Transfer Agent:
              American Stock Transfer & Trust Co.
              59 Maiden Lane
              New York, New York 10038
              Telephone: (718) 921-8275
              Facsimile: (718) 921-8331
              Attention: Paula Caropoli

          (c) PAYMENTS. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a wire transfer of immediately available funds to such bank account as shall be provided by the Holder to the Company in writing. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under this Note, other than Interest, which is not paid when due shall result in a Penalty Interest being incurred and payable by the Company in an amount equal to interest on such amount at the rate of LIBOR plus 7% per annum from the date such amount was due until the same is paid in full ("PENALTY INTEREST"). All payments to be made by the Company to the Holder shall be made free and clear of, and without deduction or withholding unless the Company is required by law to make such a payment subject to a deduction or withholding, in which case the Company shall, promptly on becoming aware of such requirement, notify the Holder of it. If at any time the Holder is required by law to make any deduction or withholding from any payment due under this Agreement, the sum due from the Company in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Holder receives, on the due date for such payment (and retains free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

     (24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

     (25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

     (26) GOVERNING LAW. Except for matters that are inherently governed by the corporate laws of the State of Israel, this Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

     (27) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

          (a) "1933 ACT" means the U.S. Securities Act of 1933, as amended.

          (b) "APPROVED STOCK PLAN" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

          (c) "BLOOMBERG" means Bloomberg Financial Markets.

          (d) "BUSINESS DAY" means a day on which principal banking business is transacted in Israel, London and New York.

          (e) "CALENDAR QUARTER" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

          (f) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 21. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

          (g) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

          (h) "ELIGIBLE MARKET" means the Principal Market, The Nasdaq National Market or the NYSE/New York.

          (i) "EXCLUDED SECURITIES" means any Ordinary Shares issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of this Note or the exercise of the Warrants; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $15,000,000 (other than an "at-the-market offering" as defined in Rule 415(a)(4) under the 1933 Act and "equity lines"); and (iv) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

          (j) "FUNDAMENTAL TRANSACTION" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow a purchase, tender or exchange offer to be made to and accepted by the holders of more than the 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) enter into a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person.

          (k) "INTEREST RATE" means the applicable LIBOR plus three and one-half percent (3.5%), subject to periodic adjustment pursuant to Section 2.

          (l) "LIBOR" means, on each Interest Date or, if prior to the first Interest Date hereunder, the Issuance Date, (i) the six-month London Interbank Offered Rate for deposits in U.S. dollars, as shown on such date in The Wall Street Journal (Eastern Edition) under the caption "Money Rates
     - London Interbank Offered Rates (LIBOR)"; or (ii) if The Wall Street Journal does not publish such rate, the offered one-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBOR Page as of 10:00 a.m., New York time, each day, provided that if at least two rates appear on the Reuters Screen LIBO Page on any day, the "LIBOR" for such day shall be the arithmetic mean of such rates.]

          (m) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities

          (n) "ORDINARY SHARES DEEMED OUTSTANDING" means, at any given time, the number of Ordinary Shares actually outstanding at such time, plus the number of Ordinary Shares deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Ordinary Shares owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Note and the Warrants.

          (o) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

          (p) "PRINCIPAL MARKET" means The Nasdaq Capital Market.

          (q) "REDEMPTION PREMIUM" means in the case of the Events of Default described in Section 4(b): 100%.

          (r) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the Holder relating to, among other things, the registration of the resale of the Ordinary Shares issuable upon conversion of this Note.

          (s) "SEC" means the United States Securities and Exchange Commission.

          (t) "SUBSIDIARIES" means any entity wholly owned by the Company or in which the Company owns or controls a controlling interest or a majority of the voting securities.

          (u) "TRANSACTION DOCUMENTS" means this Note, the Warrants and the Registration Rights Agreement.

          (v) "WARRANTS" means the Warrants to be issued by the Company to the Holder in connection with purchase of this Note.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.


                                   RADA ELECTRONIC INDUSTRIES LTD.


                                   By:__________________________________________
                                      Name:
                                      Title:

                                    EXHIBIT I

                         RADA ELECTRONIC INDUSTRIES LTD.
                                CONVERSION NOTICE

Reference is made to the Convertible Note (the "NOTE") issued to the undersigned by RADA Electronic Industries Ltd. (the "COMPANY"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Ordinary Shares of the Company, NIS 0.15 nominal value per share (the "ORDINARY SHARES"), as of the date specified below.

     Date of Conversion: _______________________________________________________

     Aggregate Conversion Amount to be converted: ______________________________

Please confirm the following information:

     Conversion Price: _________________________________________________________

     Number of Ordinary Shares to be issued: ___________________________________

Please issue the Ordinary Shares into which the Note is being converted in the following name and to the following address:

     Issue to: _________________________________________________________________

               _________________________________________________________________

               _________________________________________________________________

     Facsimile Number: _________________________________________________________

     Authorization: ____________________________________________________________

           By: _________________________________________________________________

               Title: __________________________________________________________

Dated: _________________________________________________________________________

       Account Number: _________________________________________________________
       (if electronic book entry transfer)

       Transaction Code Number: ________________________________________________
       (if electronic book entry transfer)

                                 ACKNOWLEDGMENT

     The Company hereby acknowledges this Conversion Notice and hereby directs [INSERT NAME OF TRANSFER AGENT] to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated _______________ from the Company and acknowledged and agreed to by [INSERT NAME OF TRANSFER AGENT].

                                         RADA ELECTRONIC INDUSTRIES LTD.


                                         By: ___________________________________
                                             Name:
                                             Title:

                                   EXHIBIT II

                               EVENTS OF DEFAULTS

1    NON COMPLIANCE

     The Company fails to comply with any provision of the Transaction
     Documents.

2    MISREPRESENTATION

     Any representation or statement made, repeated or deemed made by the Company in or pursuant to the Transaction Documents is or proves to have been incorrect or misleading in any material respect when made, repeated or deemed made.

3    CROSS DEFAULT

3.1 Any indebtedness (including a contingent obligation) of the Company to any party is not paid when due.

3.2 Any indebtedness of the Company to any party becomes due or capable of being declared due prior to its stated maturity by reason of default.

3.3 Any expropriation, attachment, sequestration, distress, execution or enforcement of security affects any of the Company's assets.

4    INSOLVENCY

4.1 The Company stops or suspends payment of any of its debts, or is unable to or admits inability to pay its debts as they fall due.

4.2 The Company commences negotiations (by reason of actual or anticipated financial difficulties), enters into any composition or arrangement with one or more of its creditors with a view to rescheduling any of its indebtedness.

4.3  Any of the following events occurs in relation to the Company:

     (a) a moratorium of any indebtedness, winding-up, dissolution, suspension of payments, administration, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), petition for bankruptcy, composition, compromise, assignment or arrangement with any creditor;

     (b) any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer is appointed in respect of the Company or any of its assets;

     (c) any event occurs in relation to the Company that is analogous to those listed in this clause.

5    DISTRESS

     A distress, attachment, execution or other legal process is levied, enforced or sued out on or against the assets of the Company.

6    ENFORCEMENT OF SECURITY

     Any security on or over the assets of the Company becomes enforceable.

7    ILLEGALITY

     Any or all of the Transaction Documents becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to have full force and effect.

8    REPUDIATION

     The Company repudiates or evidences an intention to repudiate the Transaction Documents.

9    MATERIAL ADVERSE CHANGE

     Any event occurs or circumstances arise which, in the opinion of the Holder, is likely to materially and adversely affect the ability of the Company to perform all or any of its obligations under, or otherwise comply with, the terms of this Agreement.

                                   EXHIBIT III

                                    DEBENTURE

                              (Unlimited in amount)

     This DEBENTURE dated as of December 10, 2007, is made by RADA Electronic Industries Ltd., an Israeli company (the "GRANTOR"), in favor of Howard P.L. Yeung, (the "PURCHASER").

                              W I T N E S S E T H:

     WHEREAS, the Grantor has issued on December 10, 2007, to the Purchaser a Convertible Note (the "Note"); and

     WHEREAS, it is a condition precedent to the Purchaser purchasing the Note, that the Grantor shall have executed and delivered to the Purchaser a floating charge over all the assets of the Grantor; and

     WHEREAS, the Grantor has determined that the execution, delivery and performance of this Debenture directly benefits, and are in the best interest of, the Grantor;

     NOW, THEREFORE, in consideration of the premises and the agreements herein, the Grantor agrees with the Purchaser as follows:

     (28) DEFINITIONS. Reference is hereby made to the Note for a statement of the terms thereof. All terms used in this Debenture and the recitals hereto which are defined in the Note and which are not otherwise defined herein shall have the same meanings herein as set forth in the Note. As used in this Debenture, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

     "FINANCIAL STATEMENTS" means the annual and interim financial statements of the Grantor as prepared in accordance with the requirements of the laws of Israel and the United States Securities and Exchange Commission.

     "GOVERNMENTAL AUTHORITY" means any government, any state, city, town, municipality, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, but not limited to, the OCS.

     "REGISTRAR" means Israeli Companies Registrar.

     "OCS" means the Office of the Chief Scientist, Israeli Ministry of Industry and Trade.

     (29) GRANT OF CHARGE. As collateral security for all of the Obligations (as defined in Section 3 hereof), the Grantor hereby pledges and assigns to the Purchaser, and grants to the Purchaser a first ranking floating charge, second in rank only to the liens, mortgages, pledges and floating charges listed on
Schedule 2 hereto (collectively, the "BANKS' LIEN") made in favor of Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M. (collectively, the "BANKS"), over all assets of the Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (the "COLLATERAL" and such charge, the "FLOATING CHARGE"), including, without limitation, the following:

          (i) all the assets, monies, property and rights of any kind whatsoever without exception, whether now or hereafter at any time in the future owned by or in the possession of the Grantor in any manner or way whatsoever, including, without limitation, any intangible assets;

          (ii) all the current assets, without exception, now or hereafter at any time in the future owned by or in the possession of the Grantor in any manner or way whatsoever, the expression "current assets" meaning all the assets, monies, property and rights of any kind with the exception of land, buildings and fixtures;

          (iii) all the fixed assets now or hereafter at any time in the future owned by or in possession of the Grantor in any manner or way whatsoever, the expression "fixed assets" to include, inter alia, land, buildings and fixtures;

          (iv) all the securities and other documents or instruments owned by the Grantor now and at any time in the future held by Grantor and/or any rights in respect thereof; and

          (v) all other tangible and intangible personal property of the Grantor, including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Grantor described in the preceding clauses of this Section 2 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Grantor in respect of any of the items listed above), and all books, correspondence, files and other records, including, without limitation, all tapes, desks, cards, software, data and computer programs in the possession or under the control of the Grantor or any other Person from time to time acting for the Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 or are otherwise necessary or helpful in the collection or realization thereof;

in each case howsoever the Grantor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

     (30) SECURITY FOR OBLIGATIONS. The charge created hereby over the Collateral constitutes continuing collateral security for the Grantor's payment and performance of its obligations under the Note (the "OBLIGATIONS").

     (31) REPRESENTATIONS AND WARRANTIES. The Grantor represents and warrants as follows:

          (a) Schedule 4(a) hereto sets forth (i) the exact legal name of the Grantor and (ii) the organizational identification number of the Grantor.

          (b) The Grantor (i) is a company validly existing under the laws of the state of Israel and (ii) has all requisite power and authority to execute, deliver and perform this Debenture and to consummate the transactions contemplated hereby.

          (c) The execution, delivery and performance by the Grantor of this Debenture (i) have been duly authorized by all necessary action, (ii) do not contravene its memorandum or articles of association or any applicable law or any contractual restriction binding on or otherwise affecting the Grantor or its properties, (iii) do not and, based on current applicable law, will not result in or require the creation of any Lien upon or with respect to any of its properties and (iv) do not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to it or its operations or any of its properties, which, in the case of this clause
     (iv), is reasonably expected to have a material adverse effect on the business, finances, operations or prospects of the Grantor.

          (d) This Debenture is, and when executed and delivered pursuant hereto, will be, a legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity.

          (e) There is no pending or written notice threatening any action, suit, proceeding or claim affecting the Grantor, before any Governmental Authority or any arbitrator, or any order, judgment or award by any Governmental Authority or arbitrator, that may adversely affect the grant by the Grantor, or the recordation, of the charges purported to be created hereby in the Collateral, or the exercise by the Purchaser of any of its rights or remedies hereunder. The Grantor has received the approval of the OCS (the "OCS APPROVAL") to any change in the ownership of its assets which may occur as a result of the enforcement by Purchaser of the security interest created hereunder.

          (f) All tax returns and other reports required by applicable law to be filed by the Grantor have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon the Grantor or any property of the Grantor (including, without limitation, all income and other taxes on employees' wages) and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with general accepted accounting principles.

          (g) All equipment, fixtures, goods and inventory now existing are, and all equipment, fixtures, goods and inventory hereafter existing will be, located and/or based at the addresses specified therefore on Schedule 4(g)(1) hereto, except that the Grantor will give the Purchaser not less than five days' prior written notice of any change of the location of any such Collateral, other than to locations set forth on Schedule 4(g)(1). The Grantor's chief place of business and chief executive office, the place where the Grantor keeps its records and all originals of all chattel paper are located at the addresses specified therefore on Schedule 4(g)(2) hereto. Set forth on Schedule 4(g)(3) hereto is a complete and accurate list, as of the date of this Debenture, of each deposit account, securities account and commodities account of the Grantor, together with the name and address of each institution at which each such account is maintained, the account number for each account. Set forth on Schedule 4(g)(4) hereto is a complete and correct list of each trade name used by the Grantor and the name of, and each trade name used by, each person from which the Grantor has acquired any substantial part of the Collateral.

          (h) The Grantor owns and controls, or otherwise possesses adequate rights to use, all trademarks, patents and copyrights (if any), which are the only trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity (collectively, the "INTELLECTUAL PROPERTY") necessary to conduct its business in substantially the same manner as conducted as of the date hereof. Schedule 4(h) hereto sets forth a true and complete list of all patents, trademarks and copyrights owned or used by the Grantor as of the date hereof. All such Intellectual Property is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as set forth on Schedule 4(h), no Intellectual Property is the subject of any licensing or franchising agreement. The Grantor has no knowledge of any conflict with the rights of others to any Intellectual Property and, to the best knowledge of the Grantor, the Grantor is not now infringing or in conflict with any such rights of others in any material respect, and to the best knowledge of the Grantor, no other Person is now infringing or in conflict in any material respect with any such properties, assets and rights owned or used by the Grantor. The Grantor has not received any notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party.

          (i) The Grantor is and will be at all times the sole and exclusive owner of, or otherwise have and will have adequate rights in, the Collateral free and clear of any lien except for Permitted Liens. No effective financing statement, recordation of charge or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except (A) such as may have been filed in favor of the Banks, (B) such as may have been filed in favor of the Purchaser relating to this Debenture and (C) such as may have been, or will be, filed to perfect or protect any security interests or liens permitted by the Note.

          (j) Subject to the limitations detailed in the approvals given by the Banks to the creation and the registration of this Debenture, and subject, further, to the OCS Approval, the exercise by the Purchaser of any of its rights and remedies hereunder will not contravene any law or any contractual restriction binding on or otherwise affecting the Grantor or any of its properties and will not result in or require the creation of any lien, upon or with respect to any of its properties.

          (k) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body, or any other Person, is required for (i) the grant by the Grantor, or the recordation, of the Floating Charge purported to be created hereby over and in the Collateral or (ii) the exercise by the Purchaser of any of its rights and remedies hereunder, other than: (1) the consent of the Banks to the grant of the security interest pursuant hereto and the conditions to, and the limitations upon the exercise of the rights of the Purchaser hereunder, as detailed in the approvals given by the Banks and (2) the OCS Approval and (3) the filings under the Israeli Companies Ordinance - 1983 (the "COMPANIES ORDINANCE") which filings shall be made no later than 21 days of the date hereof.

          (l) This Debenture creates in favor of the Purchaser a first priority, legal, valid and enforceable floating charge over the Collateral, as security for the Obligations, subject only to the Permitted Liens and the Banks' Liens. Such recordings and all other action necessary or desirable to record such security interests have been duly taken or will be taken within 21 days of the date hereof.

     (32) COVENANTS AS TO THE COLLATERAL. So long as any of the Obligations shall remain outstanding, unless the Purchaser shall otherwise consent in writing:

          (a) FURTHER ASSURANCES. The Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Purchaser may reasonably request in order to (i) protect the lien purported to be created hereby; (ii) enable the Purchaser to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise effect the purposes of this Debenture.

          (b) LOCATION OF EQUIPMENT AND INVENTORY. The Grantor will keep all equipment and inventory at the locations specified therefore on Schedule 4(g)(1) hereof or, upon not less than thirty (30) days' prior written notice to the Purchaser accompanied by a new Schedule 4(g)(1) hereto indicating each new location of such equipment and inventory, at such other locations in the State of Israel. Any inventory held by an authorized distributor or sales agent shall be marked as subject to the Floating Charge created under this Debenture.

          (c) CONDITION OF EQUIPMENT. The Grantor will maintain or cause the equipment (necessary or useful to its business) to be maintained and preserved in good condition, repair and working order, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any equipment within a commercially reasonable time after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice or which the Purchaser may reasonably request to such end. The Grantor will promptly furnish to the Purchaser a statement describing in reasonable detail any loss or damage in excess of $250,000 to any equipment.

          (d) TAXES, ETC. The Grantor agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the equipment and inventory, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with general accepted accounting principles have been set aside for the payment thereof.

          (e) INSURANCE.

               (i) The Grantor will, at its own expense, maintain insurance (including, without limitation, comprehensive general liability and property insurance) with respect to the equipment and inventory in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event, in amount, adequacy and scope reasonably satisfactory to the Purchaser. Each policy for liability insurance shall provide for all losses to be paid on behalf of the Purchaser and the Grantor as their respective interests may appear, and each policy for property damage insurance shall provide for all losses to be adjusted with, and paid directly to, the Purchaser. Each such policy shall, in addition, (A) contain an agreement by the insurer that any loss thereunder shall be payable to the Purchaser on its own account notwithstanding any action, inaction or breach of representation or warranty by the Grantor, (B) provide that there shall be no recourse against the Purchaser for payment of premiums or other amounts with respect thereto and (C) provide that at least 10 days' prior written notice of cancellation, lapse, expiration or other adverse change shall be given to the Purchaser by the insurer. The Grantor will, if so requested by the Purchaser, deliver to the Purchaser original or duplicate policies of such insurance. The Grantor will also, at the request of the Purchaser, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

               (ii) Reimbursement under any liability insurance maintained by the Grantor pursuant to this Section 5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to equipment or inventory, any proceeds of insurance maintained by the Grantor pursuant to this
          Section 5(e) shall be paid to the Purchaser and the Grantor will make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by the Grantor pursuant to this Section 5 shall be paid by the Purchaser to the Grantor as reimbursement for the costs of such repairs or replacements.

               (iii) All insurance payments in respect of such equipment or inventory shall be paid to the Purchaser and applied as specified in
          Section 7(b) hereof.

          (f) PROVISIONS CONCERNING THE ACCOUNTS AND THE LICENSES.

               (i) The Grantor will (A) give the Purchaser at least five days' notice of any change in Grantor's name, identity or organizational structure, (B) maintain its current jurisdiction of incorporation, (C) immediately notify the Purchaser upon obtaining an organizational identification number, if on the date hereof the Grantor did not have such identification number, and (D) keep adequate records concerning the accounts and chattel paper and permit representatives of the Purchaser to inspect and make abstracts from such records and chattel paper.

               (ii) The Grantor will, except as otherwise provided in this subsection (f), continue to collect, at its own expense, all amounts due or to become due under the accounts. In connection with such collections, the Grantor may (and, at the Purchaser's direction, will) take such action as the Grantor or the Purchaser may deem necessary or advisable to enforce collection or performance of the accounts; provided, however, that subject to any applicable conditions in the approvals given by the Banks and any restrictions under applicable law, the Purchaser shall have the right, at any time, upon the occurrence and during the continuance of an Event of Default, to notify the account debtors or obligors under any accounts of the assignment of such accounts to the Purchaser and to direct such account debtors or obligors to make payment of all amounts due or to become due to the Grantor thereunder directly to the Purchaser or its designated agent and, upon such notification and at the expense of the Grantor and to the extent permitted by law, to enforce collection of any such accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Grantor might have done. After receipt by the Grantor of a notice from the Purchaser that the Purchaser has notified, intends to notify or has enforced or intends to enforce the Grantor's rights against the account debtors or obligors under any accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including instruments) received by the Grantor in respect of the Accounts shall be received in trust for the benefit of the Purchaser hereunder, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Purchaser in the same form as so received (with any necessary endorsement) to be held as cash collateral and either (1) credited to the loan account so long as no Event of Default shall have occurred and be continuing or (2) if an Event of Default shall have occurred and be continuing, applied as specified in Section 7 hereof, and (B) the Grantor will not adjust, settle or compromise the amount of payment of any account or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon. In addition, upon the occurrence and during the continuance of an Event of Default, the Purchaser may (in its sole and absolute discretion) direct any or all of the banks and financial institutions with which the Grantor either maintains a deposit account or a lockbox or deposits the proceeds of any accounts to send immediately to the Purchaser by wire transfer (to such accounts as Purchaser shall specify, or in such other manner as the Purchaser shall direct) all or a portion of such securities, cash, investments and other items held by such institution. Any such securities, cash, investments and other items so received by the Purchaser shall (in the sole and absolute discretion of the Purchaser) be held as additional Collateral for the Obligations or distributed in accordance with Section 7 hereof.

               (iii) Upon the occurrence and during the continuance of any breach or default under any material license referenced on Schedule 5(f)(iii) hereto by any party thereto other than the Grantor, the Grantor will, promptly after obtaining knowledge thereof, give the Purchaser written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto and thereafter will take reasonable steps to protect and preserve its rights and remedies in respect of such breach or default, or will obtain or acquire an appropriate substitute license.

               (iv) The Grantor will, at its expense, promptly deliver to the Purchaser a copy of each notice or other communication received by it by which any other party to any material license purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by the Grantor.

               (v) The Grantor will exercise promptly and diligently each and every right which it may have under each material license (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each material license and will take all action necessary to maintain such material licenses in full force and effect. The Grantor will not, without the prior written consent of the Purchaser, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any material license.

          (g) TRANSFERS AND OTHER LIENS.

               (i) The Grantor will not sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the Collateral, except: (A) inventory and Intellectual Property in the ordinary course of business; (B) worn out or obsolete assets not necessary to the business; and (C) as otherwise permitted by the Transaction Documents.

               (ii) The Grantor will not create, suffer to exist or grant any lien or other charge, whether floating or fixed, upon or with respect to any Collateral, other than a Permitted Lien.

          (h) INTELLECTUAL PROPERTY.

               (i) The Grantor (either itself or through licensees) will, and will cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices and markings and using the trademarks on each applicable trademark class of goods in order to so maintain the trademarks in full force and free from any claim of abandonment for non-use, and the Grantor will not (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated. The Grantor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property, including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantor shall (1) upon learning of such infringement, misappropriation, dilution or other violation, promptly notify the Purchaser and (2) to the extent the Grantor shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as the Grantor shall deem appropriate under the circumstances to protect such Intellectual Property. The Grantor shall furnish to the Purchaser from time to time upon its request statements and schedules further identifying and describing the Intellectual Property and licenses and such other reports in connection with the Intellectual Property and licenses as the Purchaser may reasonably request, all in reasonable detail and promptly upon request of the Purchaser, following receipt by the Purchaser of any such statements, schedules or reports, the Grantor shall modify this Debenture by amending Schedule 4(h) hereto, as the case may be, to include any Intellectual Property or license, as the case may be, which becomes part of the Collateral under this Debenture and shall execute and authenticate such documents and do such acts as shall be necessary or, in the judgment of the Purchaser, desirable to subject such Intellectual Property and licenses to the Floating Charge created by this Debenture. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, the Grantor may not abandon or otherwise permit any Intellectual Property to become invalid without the prior written consent of the Purchaser, and if any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantor will take such action as the Purchaser shall deem appropriate under the circumstances to protect such Intellectual Property.

               (ii) In no event shall the Grantor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any trademark or copyright or the issuance of any patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof unless it gives the Purchaser prior written notice thereof. Upon request of the Purchaser, the Grantor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers as the Purchaser may reasonably request to evidence the Purchaser's security interest hereunder in such Intellectual Property and the general intangibles of the Grantor relating thereto or represented thereby and the Grantor hereby appoints the Purchaser its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the repayment of all of the Obligations in full and the termination of each of the Transaction Documents.

          (i) INSPECTION AND REPORTING. The Grantor shall permit the Purchaser or representatives thereof or such professionals or other Persons as the Purchaser may designate not more than twice a year in the absence of an Event of Default, upon prior notice and during reasonable business hours:
     (i) to examine and make copies of and abstracts from the Grantor's records and books of account, (ii) to visit and inspect its properties, (iii) to verify materials, leases, notes, accounts, inventory and other assets of the Grantor from time to time, and (iv) to conduct audits, physical counts, appraisals and/or valuations. The Grantor shall also permit the Purchaser or any representatives thereof or such professionals or other Persons as the Purchaser may designate to discuss the Grantor's affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, during reasonable hours and subject to the execution of customary confidentiality and non disclosure undertaking.

     (33) ADDITIONAL PROVISIONS CONCERNING THE COLLATERAL.

          (a) The Grantor hereby undertakes to make, within 21 days of the date hereof, all required filings with the Registrar in order to record the Floating Charge contemplated herein. In addition, the Grantor agrees to promptly pay the Israeli stamp tax due in connection with the issuance of this Debenture prior to its recordation.

          (b) Subject to any applicable conditions in the approvals of the Banks and any restrictions under applicable law, the Grantor hereby irrevocably appoints the Purchaser as its attorney-in-fact and proxy, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Purchaser's discretion, to take any action and to execute any instrument which the Purchaser may deem necessary or advisable to accomplish the purposes of this Debenture (subject to the rights of the Grantor under Section 5 hereof), including without limitation, (i) to obtain and adjust insurance required to be paid to the Purchaser pursuant to Section 5 hereof, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clauses (i) or
     (ii) above, (iv) to file any claims or take any action or institute any proceedings which the Purchaser may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Purchaser with respect to any Collateral, and (v) to execute assignments, licenses and other documents to enforce the rights of the Purchaser with respect to any Collateral. This power is coupled with an interest and is irrevocable until all of the Obligations are indefeasibly paid in cash.

          (c) For the purposes of enabling the Purchaser to exercise rights and remedies hereunder, at such time as the Purchaser shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, and subject o any applicable conditions in the approvals of the Banks and any restrictions under applicable law, the grantor hereby grants to the Purchaser, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by the Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Notwithstanding anything contained herein to the contrary, so long as no Event of Default shall have occurred and be continuing, the Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Purchaser shall from time to time, upon the request of the Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which the Grantor shall have certified are appropriate (in the Grantor's judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c)) as to any Intellectual Property. Further, upon the indefeasible payment in full in cash of all of the Obligations, the Purchaser (subject to Section 10(e) hereof) shall release and reassign to the Grantor all of the Purchaser's right, title and interest in and to the Intellectual Property, and the licenses, all without recourse, representation or warranty whatsoever. The exercise of rights and remedies hereunder by the Purchaser shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantor in accordance with the second sentence of this clause (c). The Grantor hereby releases the Purchaser from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Purchaser under the powers of attorney granted herein other than actions taken or omitted to be taken through the Purchaser's gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

          (d) If the Grantor fails to perform any agreement contained herein, the Purchaser may itself perform, or cause performance of, such agreement or obligation, in the name of the Grantor or the Purchaser, and the expenses of the Purchaser incurred in connection therewith shall be payable by the Grantor pursuant to Section 8 hereof and shall be secured by the Collateral.

          (e) The powers conferred on the Purchaser hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Purchaser shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

          (f) Anything herein to the contrary notwithstanding (i) the Grantor shall remain liable under the licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Debenture had not been executed, (ii) the exercise by the Purchaser of any of its rights hereunder shall not release the Grantor from any of its obligations under the licenses or otherwise in respect of the Collateral, and (iii) the Purchaser shall not have any obligation or liability by reason of this Debenture under the licenses or with respect to any of the other Collateral, nor shall the Purchaser be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          (g) The Grantor hereby releases the Purchaser in advance from all liability should the Purchaser fail at all, in time or in an appropriate manner, to utilize any of the powers conferred upon the Purchaser under this Section 6 and, in particular, without prejudice to the generality of the release aforesaid, in any case where the Purchaser does not obtain insurance at all, in time or in the correct manner or, where upon the occurrence of any damage or loss caused, the insurance company or companies insuring the Collateral (the "INSURANCE COMPANIES") shall not - as a result of any defect or of a lack of sufficiency in insurance or because of the absence of, or lateness in, delivery of any notice or demand or as a result of any act or omission by the Purchaser - pay, in whole or in part, the amount(s) claimed.

          (h) The Grantor hereby waives in advance any claims or counter-claims against the Purchaser on account of, or in connection with, any claim, negotiations, compromise, arrangement, settlement or waiver of the Grantor's rights, in whole or in part, made or to be made by the Purchaser with the Insurance Companies in connection with insurance as aforesaid.

          (i) The release and waiver referred to in paragraphs (g) and (h) of this Section 6 shall apply with regard to matters pertaining to any insurance whether such insurance was or will be effected by the Grantor or in its name by the Purchaser pursuant to the power granted to it under this
     Section 6.

     (34) REMEDIES UPON DEFAULT. If any Event of Default shall have occurred and be continuing:

          (a) The Purchaser may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under law, and also may crystallize the Floating Charge and realize, at the Grantor's expense, the Collateral by any means allowed by law, including, without limitation, by the appointment of a receiver or receiver and manager or by any other method the Purchaser shall see fit. The Grantor agrees that any receiver or receiver and manager, appointed pursuant hereto (a "RECEIVER"), shall be deemed to be the agent of the Grantor who shall be empowered, inter alia, to do the following: (i) to access, call in and take possession of the Collateral; (ii) to manage the Grantor's business or participate in the management thereof as the Receiver may see fit; (iii) to sell or agree to the sale of the Collateral, in whole or in part, or to transfer the same in any other manner upon such conditions as the Receiver may see fit; (iv) to make any other arrangement with respect to the Collateral or any part thereof as the Receiver may see fit; (v) to do all such other acts and things as the Receiver may consider incidental or conducive to any of the matters and powers aforesaid.

          (b) The Purchaser may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under law, and also may crystallize the Floating Charge and realize, at the Grantor's expense, the Collateral by any means allowed by law. Accordingly, the Purchaser may, upon such crystallization (i) take absolute control of the Collateral, including, without limitation, transfer into the Purchaser's name or into the name of its nominee or nominees (to the extent the Purchaser has not theretofore done so) and thereafter receive, for the benefit of the Purchaser, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require the Grantor to, and the Grantor hereby agrees that it will at its expense and upon request of the Purchaser forthwith, assemble all or part of the Collateral as directed by the Purchaser and make it available to the Purchaser at a place or places to be designated by the Purchaser that is reasonably convenient to both parties, and the Purchaser may enter into and occupy any premises owned or leased by the Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Purchaser's rights and remedies hereunder or under law, without obligation to the Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Purchaser's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Purchaser may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Purchaser may deem commercially reasonable. The Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least ten (10) days' notice to the Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Purchaser shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Purchaser may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Grantor hereby waives any claims against the Purchaser arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Purchaser accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that the Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof. The Grantor hereby acknowledges that (i) any such sale of the Collateral by the Purchaser shall be made without warranty, (ii) the Purchaser may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely effect the commercial reasonableness of any such sale of the Collateral.

          (c) All sums to be collected by the Purchaser upon a realization of the Collateral and all amounts paid to the Purchaser, pursuant to this
     Section 7, shall be applied for the purposes set out hereunder in the order in which they appear or in such other order as the Purchaser shall select:
     (i) in discharge of the expenses occasioned in consequence of such realization as aforesaid (including the appointment of a Receiver); (ii) in discharge of all other expenses, bank charges, interest and additional sums consequent upon the linkage of interest, the due date for payment whereof has arrived and which have not been paid to the Purchaser by the Grantor;
     (iii) in discharge of principal and additional sums consequent upon the linkage of principal, the due date for payment whereof has arrived and which have not been paid to the Purchaser by the Grantor; and (iv) for depositing in a special or other account in the name of the Purchaser, which shall serve as collateral for the full discharge of the balance of the Obligations, where the due date for payment of such amounts has not arrived, where such amounts are due or shall become due to the Purchaser on account of any contingent liability or obligation or on account of any other amounts.

          (d) Unless and until agreed otherwise in writing between the Grantor and the Purchaser, the Grantor shall not be entitled to withdraw the amounts to be deposited in such special or other account as aforesaid, or to effect in any manner whatsoever any disposition with respect thereto or in connection therewith, save with respect to such portion thereof as exceeds the amount of the Obligations.

          (e) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Purchaser is legally entitled, the Grantor shall be liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Transaction Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Purchaser to collect such deficiency.

          (f) The Purchaser shall not be required to marshal any present or future collateral security (including, but not limited to, this Debenture and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Purchaser's rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that the Grantor lawfully may, the Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Purchaser's rights under this Debenture or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Grantor hereby irrevocably waives the benefits of all such laws.

     (35) INDEMNITY, EXPENSES AND SET-OFF.

          (a) The Grantor agrees to defend, protect, indemnify and hold the Purchaser harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable legal fees and reasonable costs, expenses, and disbursements of Purchaser's counsel) to the extent that they arise out of or otherwise result from this Debenture (including, without limitation, enforcement of this Debenture), except claims, losses or liabilities resulting solely and directly from the Purchaser's gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

          (b) The Grantor will upon demand pay to the Purchaser the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Purchaser and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Purchaser), which the Purchaser may incur in connection with (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Purchaser hereunder, or
     (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

          (c) Notwithstanding anything herein to the contrary, in the event that the Grantor fails to observe its obligations under the Note or hereunder, the Purchaser shall be entitled (but not obliged) at all times without being obliged to notify the Grantor in advance thereof to set-off the Obligations against any sum whether in Israeli currency or in foreign currency, as the case may be, to be due to the Grantor from the Purchaser in any account, manner or circumstance whatsoever.

     (36) NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to the Grantor, to its address specified in the Note, and if to the Purchaser to it, at its address specified in the Note; or as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 9. All such notices and other communications shall be effective (i) if sent by certified mail, return receipt requested, when received or ten days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation is received, or (iii) if delivered, upon delivery.

     (37) MISCELLANEOUS.

          (a) No amendment of any provision of this Debenture shall be effective unless it is in writing and signed by the Grantor and the Purchaser, and no waiver of any provision of this Debenture, and no consent to any departure by the Grantor therefrom, shall be effective unless it is in writing and signed by the Purchaser, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          (b) No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Purchaser provided herein and in the other Transaction Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Purchaser under any Transaction Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Transaction Document against such party or against any other Person, including but not limited to, the Grantor.

          (c) Any provision of this Debenture which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) This Debenture shall create a continuing lien over the Collateral and shall (i) remain in full force and effect until indefeasible payment in full in cash of the Obligations and (ii) be binding on the Grantor and all other Persons who become bound as debtor to this Debenture and shall inure, together with all rights and remedies of the Purchaser hereunder, to the benefit of the Purchaser its respective permitted successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, with a notice to the Grantor, the Purchaser may assign or otherwise transfer their rights and obligations under this Debenture, to any other Person and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Purchaser herein or otherwise. Upon any such assignment or transfer, all references in this Debenture to the Purchaser shall mean the assignee of the Purchaser. None of the rights or obligations of the Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Purchaser, and any such assignment or transfer shall be null and void.

          (e) Upon the indefeasible payment in full of the Obligations, (i) this Debenture and the liens created hereby shall terminate and all rights to the Collateral shall revert to the Grantor (ii) the Purchaser will, upon the Grantor's request, (A) return to the Grantor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

          (f) THIS DEBENTURE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ISRAEL, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF ISRAEL.

          (g) ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF TEL AVIV, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

          (h) The Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          (i) Section headings herein are included for convenience of reference only and shall not constitute a part of this Debenture for any other purpose.

          (j) This Debenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same Debenture.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Grantor has caused this Debenture to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

                                                 GRANTOR:


                                                 RADA ELECTRONIC INDUSTRIES LTD.


                                                 By: ___________________________
                                                     Name:
                                                     Title:


Accepted by:
PURCHASER:

____________________________
    Howard P.L. Yeung

                                   SCHEDULE 2

                                  BANKS' LIENS:

A list of the floating charges over all of the Company's assets as registered with the Israeli Companies Registrar in accordance with the a true extract from the Companies Registrar database as of December 7, 2007:

o A floating charge over all of the Company's assets made in favor of Bank Hapoalim BM created on 21.4.83 (registered on 27.4.83);

o A floating charge over all of the Company's assets, made in favor of Bank Hapoalim BM. created on 29.10.84 (registered on 12.11.84);

o A floating charge over all of the Company's assets made in favor of Bank Leumi LeIsrael BM. created on 15.2.90 (registered on 26.2.90);

o A fixed charge over all the contractual rights in connection with an industrial building known as plot D, Bock 22884 Parcels 90 (part) and 91
     (part) in Beit She'an made in favor of Bank Leumi Le-Israel BM on April 29, 1990 and (regidtered on May 3, 1990)

o    A fixed charge over all the contractual rights in Bock 22884 Parcels 90
     (part) and 91 (part), Plot D in Beit She'an. Made in favor of Bank Hapoalim BM on July 11, 1990 (registered on July 12, 1990)

o A pledge of contractual rights pursuant to a Lease Agreement dated July 8, 1990, made in Favor of Bank Leumi Le_isarel BM on July 20, 1990 (registered on July 24, 1990)

o Fixed charge and assignment by way of charge over all the funds. Rights and payments due and/or payable to the company from the Dutch Ministry of Defense through the Dutch Nederland Royal Air Force pursuant to agreement No. ULKMD 12/120/5/8030/11 dated August 16, 1995, made in favor of Bank Hapoalim BM on September 1, 1995 (registered on September 9, 1995);and

o A fixed charge over a USD deposit of USD$1,000,000 deposited in the Chargor Bank Account No. 21118 in branch No. 655 of the Bank, transaction No. 303734575 and all proceeds thereof, made in favor of Bank Hapoalim on September 6, 2004 (registered on October 24, 2004)

                                  SCHEDULE 4(A)

            EXACT LEGAL NAME AND ORGANIZATION IDENTIFICATION NUMBER:

RADA Electronic Industries Ltd., Registration #52-003532-0, a company registered under the Laws of the State of Israel

                                SCHEDULE 4(G)(1)

                           LOCATION(S) OF COLLATERAL:

LOCATION                              Description of Location (State if Location
                                      (i) contains Equipment, Fixtures,
                                      Goods or Inventory,
                                      (ii) is chief place of business and
                                      chief executive office, or
                                      (iii) contains Records concerning Accounts
                                      and originals of Chattel Paper)
(I)+(II)+(III):
---------------
Adar House
7Giborei Isreal St.
Poleg Industrial Zone
Netanya, Israel

(I):
----
Beit Shean Industrial Zone
Israel

                                SCHEDULE 4(G)(2)

                CHIEF PLACE OF BUSINESS; CHIEF EXECUTIVE OFFICE:

CHIEF PLACE OF BUSINESS AND THE CHIEF EXECUTIVE OFFICE OF THE COMPANY ARE LOCATED IN THE FOLLOWING ADDRESS:

Adar House
7Giborei Isreal St.
Poleg Industrial Zone
Netanya, Israel

                                SCHEDULE 4(G)(3)

              LIST OF EACH DEPOSIT ACCOUNT, SECURITIES ACCOUNT AND
           COMMODITIES ACCOUNT; NAME AND ADDRESS OF EACH INSTITUTION
                  WHERE ACCOUNT IS MAINTAINED; ACCOUNT NUMBER:

                                 NOT APPLICABLE

                                SCHEDULE 4(G)(4)

                          TRADE NAMES USED BY GRANTOR:

                                      NONE

                                  SCHEDULE 4(H)

            PATENTS, TRADEMARKS, COPYRIGHTS OWNED OR USED BY GRANTOR;
                      LICENSING OR FRANCHISING AGREEMENTS:

                                      NONE

                               SCHEDULE 5(F)(III)

                               MATERIAL LICENSES:

                                      NONE